ACRE Realty Investors Inc. Announces Closing of Sale Contract of Bradley Park Land in Forsyth County, Georgia

NEW YORK, December 9, 2015 / PRNewswire/ – ACRE Realty Investors Inc. (NYSE MKT: AIII) (the “Company”) announces that, on December 4, 2015, it closed the previously announced sale of its Bradley Park land parcel for a sale price of $4,178,000. In connection with the sale, the Bradley Park land loan with Synovus Bank with an outstanding balance of $2,238,625.37 was paid off in full.

On January 30, 2015, the Company filed a Current Report on Form 8-K to report that, through Roberts Properties Residential, L.P., now ACRE Realty LP, the Company entered into a sale contract with Bradley Park Apartments, LLC, a Georgia limited liability company (“Bradley Park”), pursuant to which the Company agreed to sell, and Bradley Park agreed to purchase, subject to the conditions in the contract, that certain parcel of approximately 22.03 acres of real property located in Forsyth County, Georgia (the “Bradley Park Land Parcel”).

The Bradley Park Land Parcel was one of the four legacy properties that was acquired prior to the recapitalization transaction with A-III Investment Partners LLC. As described in our most recent Quarterly Report on Form 10-Q, the Company is in the process of selling its legacy properties.

The above description of the closing and related matters is only a summary, and you are encouraged to read the Company’s Current Report on Form 8-K, which the Company intends to file shortly after this press release is issued and which will be available free of charge at the SEC’s website at www.sec.gov.

Additional information about the Company, including links to SEC filings, is available on the Company’s website at www.acrerealtyinvestors.com. In addition, you may contact the Company at 212-878-3504.

Source: ACRE Realty Investors Inc.